EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of September 11, 2009 (the “New Notes Issue Date”), among HARRAH’S OPERATING COMPANY, INC., a Delaware corporation (the “Issuer”), HARRAH’S ENTERTAINMENT, INC., a Delaware corporation (the “Parent Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Harrah’s Operating Escrow LLC, a Delaware limited liability company, Harrah’s Escrow Corporation, a Delaware corporation (together, the “Escrow Issuers”), and the Parent Guarantor have heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”) dated as of June 10, 2009, providing for the issuance of 11 1/4% Senior Secured Notes due 2017 (the “Existing Notes”), initially in the aggregate principal amount of $1,375,000,000;

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee a supplemental indenture (the “First Supplemental Indenture” and, together with the Base Indenture, and as further amended, supplemented or otherwise modified, the “Indenture”) dated as of June 10, 2009, pursuant to which the Issuer assumed all of the obligations of the Escrow Issuers under the Indenture and the Existing Notes;

WHEREAS, pursuant to Section 2.01 of the Indenture, the Issuer may issue Additional Notes under the Indenture subject to certain conditions as set forth therein;

WHEREAS, the Issuer desires to issue an additional $720,000,000 aggregate principal amount of such Additional Notes (hereinafter, the “New Notes”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and the Parent Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes (as defined in the Indenture) as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. New Notes. The Issuer shall issue the New Notes under the Indenture, subject to compliance with the terms thereof, with such New Notes to have identical terms to those of the Existing Notes; provided that:

a.	The aggregate amount of New Notes to be authenticated and delivered under this Supplemental Indenture on the New Notes Issue Date is $720,000,000;

b.	The issue price of the New Notes is 100.0%, plus accrued interest from June 10, 2009;

c.	The New Notes will be issued on the New Notes Issue Date;

d.	The New Notes shall be issued as “Initial Notes” under the Indenture (including Appendix A thereto), shall in all respects be subject to the terms applicable to Initial Notes as provided in Appendix A to the Indenture, and shall be issuable in whole or in part in the form of one or more Global Notes as provided in Section 2.1(b) of Appendix A to the Indenture and in the form provided in Exhibit A to the Indenture (except that the New Notes shall bear the name and signature of the Issuer rather than the Escrow Issuers, and, until the New Notes and the Existing Notes are exchanged for freely tradable notes, the New Notes shall bear different CUSIP and ISIN Numbers). The New Notes shall be registered in the name of the Depository (as defined in Appendix A to the Indenture) or the nominee of such Depository, in each case for credit to an account of an Agent Member (as defined in Appendix A of the Indenture);

e.	The New Notes shall be, and may be exchanged or transferred on, the terms provided for Initial Notes in Appendix A to the Indenture;

f.	The New Notes and the Existing Notes shall be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; and

g.	Holders of New Notes shall have the benefit of a separate Registration Rights Agreement dated the date hereof.

3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

8. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard Title: Senior Vice President, Chief Financial Officer and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan S. Halkyard
Name: Jonathan S. Halkyard Title: Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock Title: Vice President